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                                                                   EXHIBIT 10.30
                             COOPERATION AGREEMENT

This Cooperation Agreement is made as of the 31 day of October, 1996 by and between The Israel Electric Corporation Ltd. ("IEC") and Electric Fuel (E.F.L.) Limited ("EFL").


1.  Purpose and Background


1.1 The Electric Fuel System. EFL has developed and is the owner of a proprietary system for powering electric vehicles ("the Electric Fuel System") consisting of (i) a zinc-air battery containing a series of zinc anode cassettes (such zinc anode cassettes are referred to herein as "Electric Fuel"); (ii) systems for using electric power to produce or recycle the Electric Fuel ("Regeneration"); and (iii) mechanical systems for replacing spent Electric Fuel with fresh Electric Fuel ("Refueling"). EFL represents and warrants:

     (a) that it is the owner or holder of all rights deriving from the patents and patent applications relating to the Electric Fuel System and component parts thereof listed in Schedule A (together with any patents obtained and applications filed by EFL in the future in connection with the Electric Fuel System, the "Patent Rights");

     (b) that it has the right to certain technology consisting of all confidential and proprietary know-how, data and information, whether or not patentable, concerning the Electric Fuel System and all component parts thereof (the "Technology"); and

     (c) that it has the right, under the Patent Rights and Technology, to grant the license to use the Electric Fuel System as granted below.

     EFL makes and IEC receives no warranty or representation, express or implied, except as specifically set forth above or elsewhere in this Agreement.

1.2 The Demonstration Program. IEC will participate with EFL in the evaluation and demonstration of the Electric Fuel System in Israel (the "Demonstration Program"), and in consideration will receive from EFL a license for production, distribution and marketing of Electric Fuel in Israel and neighboring countries subject to the terms and conditions set out below (the "License"). EFL reserves the right to modify the scope and timing of the Demonstration Program, in its sole discretion, on the basis of such technological and business developments as EFL deems relevant, provided that EFL will provide IEC with notice and reasonable explanation of any modifications to the Demonstration Program, and will make commercially reasonable efforts to complete the Demonstration Program.

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     The goods and services to be supplied by EFL to IEC hereunder shall be supplied on the terms set forth in this Paragraph 10.

10.1 Procurement from EFL. The infrastructure to be developed by IEC is based on technology and processes developed by and proprietary to EFL. Basic engineering, including process and instrumentation diagrams, and proprietary equipment based on EFL technology (as set forth in Schedule D) will be procured by IEC, its Affiliated Companies and its permitted sublicensees solely from EFL. EFL will make its best efforts to provide the required services and equipment as needed, and the prices charged and terms of payment provided by EFL to IEC will be no less favorable than those charged and provided by EFL to its best customers worldwide.

10.2 Technical Support. At the request of IEC, on terms to be agreed, EFL shall provide detailed engineering, technical support and operating services for the operation of the Electric Fuel System infrastructure. Subject to the terms of Paragraph 10.3, EFL shall have a right of first refusal to provide such services if IEC decides to subcontract all, or any portion of, such services.

10.3 Sub-contracting by EFL. To the extent that EFL subcontracts the provision of any portion of goods or services to be supplied by EFL to IEC, the price charged to IEC shall not be greater than the price paid by EFL, plus EFL's related expenses, by a factor of more than 10%, subject in all cases to the provisions of the last sentence of Paragraph 10.1 above. IEC shall have the right to suggest alternative subcontractors for the supply of goods and services, subject to the consent of EFL. EFL shall not unreasonably withhold consent to any alternate subcontractor that demonstrates that it is able to meet EFL's technical and commercial standards, consistently applied.

11.  TRADEMARK USE; PRODUCT MARKINGS

11.1 Trademarks. During the term of this Agreement, IEC is authorized to use and shall use the Electric Fuel registered trademark (together with the Hebrew translation "ai(divided by) cuiie" or transliteration "ai(divided by)ee(divided by) oeai" if desired) for all advertising and point-of-sale signage relating to Electric Fuel products and services. All proposed uses of EFL trademarks shall be subject to prior review and approval by EFL, which approval shall not unreasonably be withheld. This requirement will not limit the rights of IEC to use its own trademarks and service marks as well.

11.2 Other Markings. IEC agrees to use any reasonable form of notice and manner of affixing such notice as specifically requested by EFL as reasonably deemed necessary by EFL to protect EFL's intellectual property rights.

12.  BOARD APPROVAL

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              licensees may be made available to IEC without any additional payment by IEC.

2.4 Financial Participation. Within thirty (30) days of the submitting by EFL of a tax invoice following approval of the Agreement by the Board of Directors of EFL and by the competent authorities of IEC, pursuant to Paragraph 12 below, IEC will pay to EFL the NIS equivalent at the Representative Rate of $960,000 (Nine Hundred Sixty Thousand U.S. Dollars) plus V.A.T. IEC will also cover the costs of converting and adapting any IEC vehicles for electric operation with EFL zinc-air batteries, and the costs of operating said vehicles and exchanging batteries therein. [*]

3.  THE LICENSE

     This License obtained by IEC pursuant to this Agreement will have the terms and conditions set out in this Paragraph 3.

3.1 Rights Granted. For the term of the License, in the designated Territory (defined below), and subject to the Conditions (defined in Paragraph 4 below) and Payment (defined in Paragraph 5 below), IEC is granted (i) the exclusive right to operate Regeneration facilities for the generation and regeneration of Electric Fuel in the Territory, (ii) the exclusive right to sell Electric Fuel to third parties in the Territory, and (iii) the exclusive right to provide Refueling services to third parties in the Territory. The field of the License shall be limited to on-road and off-road electric vehicles.

3.2 Rights Retained. EFL retains all rights not granted to IEC above, as well as the rights to produce Electric Fuel for its internal needs, for limited demonstration and testing purposes, for limited experimental supply to potential customers in the Territory, and for export to customers outside of the Territory.

3.3 Term. The initial term of the License shall be 30 years, commencing upon the date that this Agreement is executed, extending at the option of IEC for an unlimited number of additional periods of ten years each, provided in all cases that IEC is in compliance with all of the terms of the License, including the Conditions.

3.4 Territory. The Territory shall include all areas controlled by the State of Israel. The Territory will also include the Palestinian Authority, Egypt, Jordan, Syria and Lebanon (the "Additional Jurisdictions"), in accordance with Paragraph 6 below, and may include Saudi Arabia, Iraq, Iran, and the United Arab Emirates (the "First Refusal Countries") as described in Paragraph 7 below.

3.5 Sublicense of Refueling. IEC may at its discretion sublicense to third parties part or all of its right to provide Refueling services in the Territory. Sublicensees are subject to

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     the approval of EFL, said approval not to be unreasonably withheld.
     Sublicenses shall only be granted by written agreement which shall include the following provisions:

          (a) The sublicensee shall execute a confidentiality undertaking substantially in the form of the Confidentiality and Non-disclosure Agreement annexed as Schedule C to this Agreement.

          (b) The sublicensee shall agree: (i) to maintain records and books of account containing all data reasonably required for the full computation of all payments due to IEC under the sublicense; (ii) to permit the inspection of such records and books of account in accordance with the procedures set forth in Paragraph 5.4 below; and (iii) to take all reasonable steps to protect the intellectual property of EFL in the Electric Fuel System, including the Patent Rights and Technology; (iv) to use relevant Electric Fuel trademarks pursuant to Paragraph 11 of this Agreement; (v) to maintain all specifications and standards as necessary to meet the quality and warranty standards of the Electric Fuel System as well be determined pursuant to Paragraph 4.4 below; and (vi) to perform the obligations delegated to it by IEC under this Agreement as if this Agreement were binding upon it; and (vii) to be bound by all other relevant obligations of IEC under this Agreement, including without limitation Paragraph 10 below.

          (c) IEC shall remain directly liable to EFL for the performance by the sublicensee of all its obligations to IEC and EFL.

3.6 Assignment. Except as expressly provided in Paragraph 3.5 above, the rights granted hereunder may not be assigned or sublicensed to any party other than as follows:

          (a) IEC may assign all or a substantial portion of its rights and obligations under this Agreement to an "Affiliated Company" as defined below, subject only to prior written notice to EFL, provided that IEC shall continue to be directly liable to EFL for compliance by the assignee with this Agreement.

          (b) If at any time an Affiliated Company which is an assignee under this Paragraph 3.6 ceases to be an Affiliated Company, then EFL shall have the right to revoke the License upon thirty (30) days' notice from EFL to both IEC and the assignee, unless within such 30-day period the assignee once again becomes an Affiliated Company.

          (c) For purposes of this Agreement, "Affiliated Company" shall mean any company in which IEC owns or controls directly or indirectly more than 50% of the shares carrying the right to vote at shareholders meetings; provided, however, that no company shall be deemed an Affiliated Company if a material portion

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              of its shares is held by (i) a potential technological or business competitor of EFL, as reasonably determined by EFL or (ii) a party whose involvement may, in EFL's reasonable opinion, prejudice the long term interests of EFL.

4.  CONDITIONS

     In order for the License to remain in effect, at all times during the term of the License IEC must comply with the Conditions set forth below. If IEC does not materially comply with any of the Conditions, then EFL may terminate the License or, at its option, convert the exclusive aspects of the License to non-exclusive. Such termination or conversion to non-exclusive license may take place only after EFL has given prior written notice to IEC of the grounds for termination or conversion to non-exclusive, and IEC has failed to remove such grounds within the 45-day period following receipt of such notice.

4.1 Development of the Market. IEC shall use all reasonable efforts, both on its own and in cooperation with EFL, to engage in activities aimed at maximizing the growth of the market in the Territory for Electric Fuel at a reasonable rate, based among other things on the rate at which the market for Electric Fuel has developed in other territories where EFL or its other licensees are active .

4.2 Infrastructure Development Plan. Beginning with the approval of this Agreement pursuant to Paragraph 12 below, IEC and EFL will jointly develop and annually update a multi-year Infrastructure Development Plan that will include agreed-upon projections for deployment of electric vehicles using the Electric Fuel System. The Infrastructure Development Plan will be based on actual sales, contracts under negotiation, letter of intent, market surveys, and projected growth rates, and will include agreed-upon projections for deployment and availability of Electric Fuel in the Territory. To the extent possible and on terms to be agreed, EFL will make its Bet Shemesh plant available for expansion if the parties determine that this would prove to be the most cost efficient manner for IEC to meet its obligation for the initial establishment of infrastructure pursuant to the agreed Infrastructure Development Plan. In this connection, IEC shall at its own expense apply for and secure all governmental and regulatory approvals necessary to establish the infrastructure, sell Electric Fuel and provide Refueling services. To the extent necessary, and at the expense of IEC, EFL shall cooperate in the application for such approvals.

4.3 Supply of Electric Fuel. IEC shall supply on a timely basis to all customers and refuelers/distributors in the Territory all demand for Electric Fuel so long as that demand, in terms of quantities of zinc anodes replaced [*] was projected by an approved Infrastructure Development Plan. IEC will use its best efforts to supply all demand for Electric Fuel [*]. EFL reserves the right to supply Electric Fuel to any interested creditworthy

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     customers in the Territory who IEC refuses or otherwise fails to supply, provided EFL has given IEC 45 days' prior written notice and IEC has failed to supply the customer during such 45-day period.

4.4 Standards. IEC will cooperate with EFL and, through groups or organizations coordinated by EFL, with other EFL licensees in other territories on the establishment and maintenance of international standards for the Electric Fuel System. Both parties will ensure that equipment, materials and processes used in the Territory will comply with international system standards. IEC will not be required to adopt new standards which render substantial portions of IEC's infrastructure investment obsolete.

4.5 Competition. During the term of this Agreement, IEC shall actively promote and manage the use of the Electric Fuel System as its highest-priority, most-favored system for low-emission vehicle systems in the Territory. During the term of this Agreement and for a period of five years after the termination for any reason of this Agreement, neither IEC nor any Affiliated Company of IEC shall be involved, directly or indirectly, in the manufacture, marketing or provision of services relating to any zinc air battery system for electric vehicles.

4.6 Payments. IEC shall make all payments to EFL as set forth in Paragraph 5 below.

5.   PAYMENT

5.1 Customer Prices. IEC shall be free to set the prices that it charges to customers, refuelers and distributors for Electric Fuel and for Refueling services.

5.2 Payments to EFL. During the term of the License, IEC shall pay to EFL an amount equal to the Effective Percentage of Relevant Gross Revenues, as defined below:

          (i) The Effective Percentage shall be: [*] Relevant Gross Revenues in each calendar year; and [*] Relevant Gross Revenues [*] in each calendar year. The aforesaid sum of [*] shall be linked to the U.S. Consumer Price Index in effect on the date that this Agreement receives final approval under Paragraph 12.

         (ii) Because it is anticipated that IEC will make significant investments in infrastructure and will experience net losses in the earlier part of the License term, all Relevant Gross Revenues recorded until June 30, 1999, will be exempted from royalty obligations.

        (iii) Relevant Gross Revenues shall mean all revenues, payments and receipts from the sale, lease or other disposition of Electric Fuel or the provision of Refueling

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              services, or any other revenue (including payments for
              sublicenses) in connection with the Electric Fuel System received by IEC or any Affiliate Company of IEC from unrelated third parties (including unaffiliated permitted sublicensees) and, with respect to Electric Fuel products or services consumed by IEC or any Affiliated Company of IEC, shall include a component for the revenue that IEC would have received had such products or services been paid for by an unrelated third party on an arm's length basis. Relevant Gross Revenues shall not include V.A.T. or any similar sales tax collected by IEC, an Affiliated Company or a sublicensee, as the case may be.

         (iv) Notwithstanding the provisions of subparagraph "(i)" above, [*]. The parties acknowledge that the aforesaid reduced royalty rates fairly reflect the value of the licensed Technology and do not include a component for the licensed Patent Rights.

5.3 Terms of payment. Payments to EFL shall be made quarterly within 60 days of the close of each calendar quarter. Any payment not made when due date shall bear interest at the highest rate charged by Bank Leumi Le-Israel Ltd. for unauthorized overdrafts of its least creditworthy customers, for the period from the due date until the date of actual payment.

5.4 Reports; Audit Rights. Each payment shall be accompanied by a report setting forth all information required to confirm the calculation of the payment. At least once each calendar year, IEC's outside auditors will certify these reports. In case of dispute between EFL and IEC, an independent outside auditor acceptable to both parties shall be hired and given access to the relevant books and records. The findings of the independent outside auditor shall be binding on the parties, and the fees and expenses of the independent outside auditor shall be paid by EFL unless an underpayment of a material amount owed to EFL is found, in which case such fees and expenses shall be paid by IEC.

5.5 Arrangements with Certain Distributors. In all arrangements with Major Distributors (as defined below) providing Refueling services under sub-license, the difference between the Gross Revenues realized by IEC as a result of the Electric Fuel transactions with the Major Distributor and the total revenue realized by the Major Distributor as a result of Electric Fuel transactions with its customers shall be deemed "Relevant Gross Revenues" for purposes of Clause 5.2 above. For purposes of this Paragraph 5.5, the term "Major Distributor" shall mean any company or other legal entity that distributes (i) its products or services to five or more stations, stores or other

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     similar retailers or (ii) sell to one or more major fleet operator.

6.   ADDITIONAL JURISDICTIONS

     In order to maintain the inclusion of any particular jurisdiction of the Additional Jurisdictions in the Territory after December 31, 2000, such jurisdiction must not be in a state of belligerency with Israel and must maintain diplomatic and trade relations with Israel.

7.   FIRST REFUSAL COUNTRIES

     Following the execution of this Agreement and until December 31, 2000, IEC shall have a right of first refusal with respect to the obtaining of a license comparable to the License in any of the following First Refusal
     Countries: Saudi Arabia, Iraq, Iran, the United Arab Emirates.

8.   PROTECTION OF THE MARKET

8.1 Patent Protection. EFL will continue its policy of using best efforts to file and prosecute patents in order to ensure to the extent practicable that the exclusivity of IEC's License is protected by adequate patent protection. In this connection, all costs related to obtaining patents in Israel and of obtaining to the extent possible at least one patent of general coverage in each of the Additional Jurisdictions will be covered by EFL. Any additional patent coverage in the Additional Jurisdictions, if requested by IEC, shall be paid for by IEC. The parties shall consult with regard to the extent of and payment for patent coverage in the First Refusal Countries.

8.2 Exclusivity. Subject to applicable law and Paragraphs 3.2 and 4.3 of this Agreement, EFL undertakes not to grant rights to sell or distribute Electric Fuel in IEC's Territory as part of any license granted to any other licensee so long as the License is in force.

8.3 Third Party Infringement Claims. To the best knowledge and belief of EFL, IEC's contemplated use of the Electric Fuel System, Patent Rights and Technology pursuant to the License will not infringe any valid patent, trade secret or other intellectual property right in the Territory of any third party. In the event that a third party claims that the use or sale of the Electric Fuel System or any component thereof by IEC infringes such third party's patent or trade secret rights in the Territory (a "Claim"), then:

     (i) if the Claim relates to Israel, EFL will bear the costs and expenses of defending the Claim as well as damages and costs (if any) awarded to the third party, provided that IEC gives EFL prompt notice of the receipt of the Claim and all reasonable cooperation (at EFL's expense) in the defense of the Claim, and that

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          no settlement is made without prior approval of EFL; and

    (ii) if the Claim relates to any part of the Territory other than Israel, EFL and IEC shall cooperate to defend the suit or proceeding, and shall equally share any costs and expense incurred in connection with such suits or proceedings as well as damages and costs (if any) awarded to the third party. IEC shall be entitled to deduct all costs and expenses incurred by it under this subclause 8.3(ii) from royalties paid to EFL under this Agreement

8.4 Infringement by Third Parties. If either party learns of any possible infringement or misappropriation of the Electric Fuel System or of the Patent Rights or Technology, it shall give prompt notice thereof to the other party. IEC shall have the obligation to bring suit against the infringer within 60 (sixty) days from the date that IEC learns of the infringement, in which case IEC shall bear the relevant costs and enjoy any benefit from any damages awarded. If IEC does not bring suit within the aforesaid 60-day period, then EFL shall have the right to bring suit on the account and for the benefit of IEC. In all cases, the parties shall cooperate in good faith in pursuing the suit brought by either of them against the infringer. IEC shall be entitled to deduct all costs and expenses incurred by it under this subclause 8.4 (net of any benefits received) from royalties paid to EFL under this Agreement

8.5 Unanticipated Competition. If, despite the best efforts of both parties to prevent competition within the Territory, such competitive activities cannot be lawfully prevented, then the Effective Percentage shall be reduced by multiplying the Effective Percentage then in effect by a fraction, the numerator of which shall be [*] denominator of which shall be [*]. These amounts shall be calculated as accurately as possible, and in the event of a dispute, the parties will hire an independent economic consultant acceptable to both parties in order to determine the amount.

9.   MARKETING

     Marketing of the Electric Fuel System in the Territory will be the joint obligation of the parties, with each party providing services within its own area of expertise. Neither party shall charge the other for marketing services except in connection with marketing campaigns for which a budget has been approved in advance by both parties. IEC will use all reasonable efforts to assist EFL in obtaining projects in the Territory with the aim of increasing the market for the Electric Fuel System.

10.  PROCUREMENT OF EFL GOODS AND SERVICES

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     The goods and services to be supplied by EFL to IEC hereunder shall be supplied on the terms set forth in this Paragraph 10.

10.1 Procurement from EFL. The infrastructure to be developed by IEC is based on technology and processes developed by and proprietary to EFL. Basic engineering, including process and instrumentation diagrams, and proprietary equipment based on EFL technology (as set forth in Schedule D) will be procured by IEC, its Affiliated Companies and its permitted sublicensees solely from EFL. EFL will make its best efforts to provide the required services and equipment as needed, and the prices charged and terms of payment provided by EFL to IEC will be no less favorable than those charged and provided by EFL to its best customers worldwide.

10.2 Technical Support. At the request of IEC, on terms to be agreed, EFL shall provide detailed engineering, technical support and operating services for the operation of the Electric Fuel System infrastructure. Subject to the terms of Paragraph 10.3, EFL shall have a right of first refusal to provide such services if IEC decides to subcontract all, or any portion of, such services.

10.3 Sub-contracting by EFL. To the extent that EFL subcontracts the provision of any portion of goods or services to be supplied by EFL to IEC, the price charged to IEC shall not be greater than the price paid by EFL, plus EFL's related expenses, by a factor of more than [*], subject in all cases to the provisions of the last sentence of Paragraph 10.1 above. IEC shall have the right to suggest alternative subcontractors for the supply of goods and services, subject to the consent of EFL. EFL shall not unreasonably withhold consent to any alternate subcontractor that demonstrates that it is able to meet EFL's technical and commercial standards, consistently applied.

11.  TRADEMARK USE; PRODUCT MARKINGS

11.1 Trademarks. During the term of this Agreement, IEC is authorized to use and shall use the Electric Fuel registered trademark (together with the Hebrew translation "ai(divided by) cuiie" or transliteration "ai(divided by)ee(divided by) oeai" if desired) for all advertising and point-of-sale signage relating to Electric Fuel products and services. All proposed uses of EFL trademarks shall be subject to prior review and approval by EFL, which approval shall not unreasonably be withheld. This requirement will not limit the rights of IEC to use its own trademarks and service marks as well.

11.2 Other Markings. IEC agrees to use any reasonable form of notice and manner of affixing such notice as specifically requested by EFL as reasonably deemed necessary by EFL to protect EFL's intellectual property rights.

12.  BOARD APPROVAL

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     This Agreement will become effective upon the approval of the Board of
     Directors of EFL and the competent authorities of IEC. If such approval is not obtained within 90 days of the date hereof, the Agreement will be voided, and neither party shall have any claim against the other arising out of this Agreement. The parties will use best efforts to obtain the requisite approvals prior to March 11, 1996.

13.  CONFIDENTIALITY

     Each party agrees not to publicize the contents of this Agreement without the approval of the other party, subject to their respective statutory reporting requirements.

14.  TERMINATION

14.1 Termination for Breach. Either party may terminate this Agreement at any time for material default or breach by the other party, effective on the date specified in a notice of termination, provided the defaulting party has been given at least 60 (sixty) days' notice in writing of the default and has failed to cure the default during such 60-day period. It is agreed that any failure by IEC to make any payment due to EFL under this Agreement in a timely manner shall be deemed a material default and in such cases the aforesaid 60-day period shall run from the date that payment was due under this Agreement.

14.2 Termination for Convenience. IEC may terminate this Agreement at any time upon 60 days' prior written notice to EFL, in which case: (i) the License shall terminate; (ii) EFL shall be entitled to retain all payments, including payments made under Paragraph 2.4 above, received from IEC; (iii) EFL shall remain entitled to any payments due to it under Paragraph 5; and
     (iv) neither party shall have any claim against the other of any nature arising out of the termination.

14.3 Effect of Termination. Upon termination for any reason: (i) IEC will return to EFL any and all prototypes, documentation or other materials reflecting or embodying the Technology ; (ii) IEC will pay all amounts then due and owing to EFL; and (iii) the confidentiality and noncompetition undertakings of IEC shall survive.

15.  DISPUTE RESOLUTION

15.1 Amicable Settlement. The parties shall endeavour to settle amicably any controversies which might arise between them in connection with interpretation and performance of this Agreement.

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15.2 Arbitration.  In the event that a settlement cannot be reached within 30
     (thirty) days, either party may request that such controversy be finally settled by arbitration pursuant to the Arbitration Law, 1968, by one or more arbitrators (not to include retired judges) appointed and acting in accordance with such law. This paragraph constitutes an agreement to arbitrate for purposes of the Arbitration Law, 1968.

16.  GENERAL

16.1 Entire Agreement. This Agreement, together with its schedules and exhibits, constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes any other previous understandings and agreements relating to such subject matter.

16.2 Amendments. In order to be valid and effective, any amendments to this Agreement must be made in writing and duly executed by the parties hereto.

16.3 Waivers. The waiver by either party hereto of any breach or default of the other party or the failure of either party to promptly exercise its rights hereunder shall not be construed as a waiver of any subsequent breach or default or as a waiver of any of the terms, provisions or conditions of this Agreement.

16.4 Notices. Any notice by one party to the other in connection with this Agreement shall be delivered in person or sent by registered mail or facsimile as follows:

If to EFL:                                  Electric Fuel (E.F.L.) Ltd.
                                            Attention: President and CEO
                                            5 Kiryat Mada Street
                                            Har Hotzvim Science Park
                                            POB 23073
                                            Jerusalem 91320
                                            Fax: 02-322252

If to IEC                                   The Israel Electric Corporation Ltd.
                                            P.O. Box 10
                                            Haifa 31000
                                            Attention:  Head of Research &
                                            Development Division
                                            Fax: 04-

     Notices delivered in person or sent by facsimile shall be effective after eight working hours at the place of business of the addressee immediately.
     Notices sent by registered mail shall be effective five days after deposit in the mail. Notices sent by facsimile will be followed by copies sent by registered mail posted on the same day as that on which the facsimile notice was sent or on the next business day, if the facsimile notice is sent after the close of postal offices.

     IN WITNESS WHEREOF, the authorized representatives of the parties have signed this Agreement as of the date first above written.

THE ISRAEL ELECTRIC                     ELECTRIC FUEL (E.F.L.) LIMITED
CORPORATION LTD.

By:   ..............................    By:   ..............................

Name: ..............................    Name: ..............................

Title:..............................    Title:..............................


                                   SCHEDULES

A        EFL Patents and Patent Applications

B        Details of Demonstration Program

C        Confidentiality and Non-Disclosure Agreement

D        EFL Proprietary Equipment

               SCHEDULE A - EFL PATENTS AND PATENT APPLICATIONS

ISRAELI PATENT
APPLICATION
NUMBER             TITLE/DESCRIPTION
100,625            Electrically and Mechanically Rechargeable Metal/Air Cell

100,903            Improved Performance Zinc Anode for Batteries (now approved)

107,930            A Metal-Air Battery-Powered Electric Vehicle

116,344            A Battery Connector Unit for Use with an Electric Vehicle and a Metal-Air Battery

116,345            A Battery Connector Unit for Use with an Electric Vehicle and a Metal-Air Battery

116,346            A Process and Scraper for Removing Deposits from an Electrode

116,347            Means for Storage and Transportation of Electric Fuel

116,348            Electrolyte cooling Device for Use with a Metal-Air Battery

116,349            Recharging of Zinc Batteries

116,350            Air-cooled Metal-Air Battery

116,351            Improved Co\\2\\-Absorbent Particles for Co\\2\\ Scrubber System

                 SCHEDULE B - DETAILS OF DEMONSTRATION PROGRAM

I.   PURPOSE OF THE PROGRAM

     To establish the foundation for the industrialization and broad application of the EFL zinc-air technology in Israel by:

     A. operation of the pilot systems for the purpose of learning how to continue on to the later commercial stages

     B. operation of the pilot systems for purposes of marketing and developing relationships with first customers

II.  VEHICLES

    [A.*]

     B. IEC may, if it so desires, provide one or more additional vehicles of its own for the program, as per Paragraph 2.4 of this Cooperation e Memorandum of Understanding. It is recommended that this vehicle be of a type that is likely to be used by early commercial users in Israel (for example: commercial van, bus, etc.)

II.  REFUELING AND REGENERATION

     A.   EFL will operate the Ber Shernesh equipment on a regular basis

     B. The regeneration plant will produce and regenerate as much zinc as possible

     C. During the operation of the equipment, all of the key relevant data will be collected and analyzed for the purpose of understanding the economic and operational feasibility of the systems. This activity will be carried out through a cooperative effort of EFL and IEC.

IV.  PLANNED SCHEDULE

     A.   Completion and run-in:  already completed

     B. Final vehicle selection and assignment and beginning of vehicle driving program: expected [*]

     C.   Overall program completion: by [*]


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* THIS CONFIDENTIAL PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE
COMMISSION.

V.   DETAILED VEHICLE DRIVING PROGRAM

       A. The vehicle driving program will be appropriate for the need to demonstrate the behavior of the vehicles, the operation of the refueling and regeneration equipment, and demonstrations for commercial purposes.

VI.  DATA COLLECTION

       A.   Vehicle/battery:  via the battery controller

       B.   Regeneration:  via the control computer of the plant

       C.   Refueling, etc:  manually

VII. DATA ANALYSIS

       A. EFL and IEC will be jointly responsible for planning and implementation of a data analysis approach.

VII. ANALYSES AND REPORTS (JOINT RESPONSIBILITY OF EFL AND IEC)

       A.   economic

       B.   environmental impact

       C. extrapolations for industrialization and broad implementation in Israel

       D.   impacts on the electricity network

       E.   Periodic reports will be issued.

                     SCHEDULE C - NON-DISCLOSURE AGREEMENT


This SECRECY AGREEMENT is entered into between Electric Fuel Limited, 5 Kiryat Mada Street, Har Hotzvim, P.O. Box 23073, Jerusalem 91230, Israel - on behalf of itself, its parent company and its wholly owned subsidiaries, hereinafter referred to as EFL - and Israel Electric Corporation Ltd., hereinafter "IEC", having a place of business at 2 Ha'hagana Street, Haifa, Israel.

EFL is a developer and owner of proprietary technology in the areas of electric energy generation and storage, batteries and Electric Fuel/(R)/ hereinafter "The EFL System."

IEC and EFL mutually wish to enter into a limited period of information exchange for the purpose of evaluating a business relationship related to EFL's Technology.

Accordingly, IEC and EFL hereby agree as follows:

DEFINITIONS

PROGRAM as used herein means an exploratory exchange and evaluation of technical and business information among the Parties pertaining to the EFL System.

PROPRIETARY INFORMATION - any information disclosed by one PARTY to the respective other PARTY, which is transferred:

(a) by means of documents including, but not limited to, agreements, drawings or pictures, designated as confidential at the time of disclosure and marked accordingly;

(b) any specimen, physical item or any other object, whether it be marked "confidential" or not;

(c) visual or verbal disclosure which is subsequently contained in a document marked "confidential" and delivered to the receiving PARTY within 60 days from its disclosure.

PROGRAM OBJECTIVE

The objective of the PROGRAM is to provide a mechanism for the sharing of PROPRIETARY INFORMATION which will enable IEC to evaluate the benefits of the EFL System.

NONDISCLOSURE OF PROPRIETARY INFORMATION

Each Party agrees to protect PROPRIETARY INFORMATION of the other Party, not to use proprietary information for any purpose other than stated in the PROGRAM OBJECTIVE and not to disclose PROPRIETARY INFORMATION to any third party. The Parties shall each secure in writing a similar non-disclosure agreement from each of its employees prior to any disclosure of PROPRIETARY INFORMATION to that person. IEC shall employ in general the same standard of care as it employs with respect to its own proprietary or confidential information of like kind and character.

There shall be no obligation with respect to PROPRIETARY INFORMATION which:

a)  is or becomes publicly available without fault of the receiving Party;

b) can be shown by competent written proof to have been in the possession of the receiving Party as of the date of the disclosure;

c) is disclosed without restriction to the receiving Party by a third party having the legal right to make such disclosures.

TERM

The PROGRAM shall have a nominal term of one year commencing with the effective date of this Agreement, and may be extended at the mutual written agreement of IEC and EFL.

Either IEC or EFL may terminate the PROGRAM at any time without cause on written notice to the other.

Following the expiration of the PROGRAM, or a termination of the PROGRAM as provided for above, the rights and obligations respecting NONDISCLOSURE OF PROPRIETARY INFORMATION set forth in this Agreement will survive and remain in effect for a period of five years.

NOTICE

Any notice required or permitted under this Agreement shall be submitted in writing, shall become effective at the time of its receipt, and shall be addressed as follows, or to such other addresses either party designates from time to time:

If to EFL:

Mr. Yehuda Harats
Electric Fuel Ltd.
Har Hotzvim, P.O. Box 23073
Jerusalem 91230 Israel
Fax:  02-322-252

If to IEC:

Mr. Yigal Porat
Israel Electric Corporation Ltd.
2 Ha'hagana Street
Haifa, Israel
Fax:  04-370-690

ASSIGNMENT

This Agreement shall not be assigned by either Party without the prior written consent of the other Party, except that either Party may assign its rights under the Agreement to the successors or assigns of all or substantially all of its business assets relating to the subject matter of this Agreement.

ENTIRE AGREEMENT

This Agreement constitutes the entire understanding of the Parties and may only be modified by an amendment in writing executed by authorized persons on behalf of both IEC and EFL.

IN WITNESS WHEREOF the parties hereto, through their authorized representatives, have executed this Agreement.

ELECTRIC FUEL LTD.                            ISRAEL ELECTRIC CORPORATION LTD.

By /s/Yehuda Harats                           By  /s/Yigal Porat
   ------------------------------                 ------------------------------

Title  President and Chief                    Title  Head Research and
       Exectutive Officer                            Development Division


Date  15.5.95                                 Date  14.5.95

                     SCHEDULE D - EFL PROPRIETARY EQUIPMENT


[*]





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* THIS CONFIDENTIAL PORTION HAS BEEN SO OMITTED AND FILED SEPARATLY WITH THE
COMMISSION.